EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JMG EXPLORATION, INC. UPDATES STATUS OF FORM 10-K FILING

Pasadena, California – April 17, 2007 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced that the Company was unable to file its Form 10-K for the fiscal year ended December 31, 2006 ("fiscal 2006") within the prescribed time period.

As previously announced on April 9, 2007, the Company believes that its previously issued audited consolidated financial statements as of and for the year ended December 31, 2005, and its unaudited consolidated financial statements for each of the quarters ended March 31, June 30, and September 30, 2006 would be restated. The Company continues to evaluate the impact of the anticipated restatements, and at this time JMG is not able to determine or estimate a range of the final adjustments or if the periods required to be restated will change from those previously announced.

In order that all restatements of previously issued financial statements be accomplished at one time, the Company has concluded that the completion of the fiscal 2005 financial statements and the filing of its annual report on Form 10-K for fiscal 2006 should await the completion of the Company's analyses discussed above.

As a result of the foregoing, the Company was not able to file its 2006 annual report on Form 10-K by April 16, 2007, but currently anticipates doing so within the next 30 days.

The Company's failure to timely file its annual report on Form 10-K may constitute failure to comply with the continued listing requirements of the NYSE ARCA Exchange (the "Exchange"), on which the Company's common stock is listed. The Company has communicated informally with the Exchange regarding the filing of its periodic reports; however, the Company cannot predict what action, if any, the Exchange may take regarding the Company's failure to file its required reports on a timely basis.

About JMG: JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

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JMG Exploration News Release	Page 2

April 17, 2007

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factor, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of JMG’s review of the impact of the corrected calculation of depreciation, depletion and amortization and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov). JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc.	or	Investor Relations Counsel
Joe Skeehan, President and CEO		The Equity Group Inc.
(626) 585-9555		Linda Latman (212) 836-9609
Justin Yorke, Director		Lena Cati (212) 836-9611
(626) 310-0482		www.theequitygroup.com